Exhibit 23.1

EFP Rotenberg

(letterhead)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hall Tees, Inc.

7405 Armstrong

Rowlett, Texas 75088

We hereby consent to the inclusion as an exhibit to this Registration Statement on Form S-4 of our report dated April 16, 2013, relating to the consolidated financial statements of Hall Tees, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and 2011. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

June 18, 2013